For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Third-Quarter 2007 Results
Increases Full-Year Earnings Guidance
          ARLINGTON, Va., November 7, 2007—Interstate Hotels & Resorts (NYSE: IHR), a leading hotel real estate investor and one of the nation’s largest independent operators of full and select-service hotels, today reported operating results for the third quarter ended September 30, 2007. The company’s performance for the third quarter includes the following (in millions, except per share amounts):

	Third Quarter		Year-to-Date
	2007 (4)	2006 (5)	2007 (4)	2006 (5)
Total revenue (1)	$33.7	$40.9	$97.5	$99.0
Net income	2.0	15.2	20.8	19.0
Diluted earnings per share	0.06	0.48	0.65	0.60
Adjusted EBITDA (2) (3)	6.8	23.1	23.2	45.3
Adjusted net income (2)	(0.7)	11.8	1.6	19.8
Adjusted diluted EPS (2)	(0.02)	0.37	0.05	0.63

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliation to net income later in this earnings release.

(3)	Includes the company’s share of EBITDA from unconsolidated joint venture investments in the amounts of $1.2 million and $1.5 million in the third quarters of 2007 and 2006, respectively, and $3.1 million and $3.0 million for the first nine months of 2007 and 2006, respectively.

(4)	The third quarter and full year 2007 results include a $2.8 million and $20.4 million gain, respectively, related to the sale of BridgeStreet Corporate Housing (completed in the first quarter 2007), and included in income from discontinued operations. This has been excluded from the calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS.

(5)	Third quarter and year-to-date 2006 results include $15.1 million and $19.2 million, respectively, in lump-sum termination fees, from affiliates of the Blackstone Group.
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Interstate Hotels & Resorts

          “We had another strong quarter, both in terms of our operating performance and the continued execution of our growth strategy of diversifying our earnings base through real estate ownership, both wholly owned and in joint ventures,” said Thomas F. Hewitt, chief executive officer.
Wholly-owned Hotel Results
          “Our portfolio of six wholly-owned hotels continued to perform very well, with RevPAR up 7.4 percent. Average daily rate accounted for most of the increase, rising 4.7 percent, while occupancy improved 2.5 percent. These results compared favorably with an average industry RevPAR gain of 6.0 percent, as reported by Smith Travel Research,” Hewitt said. “We also were successful in driving these results to the bottom line, as illustrated by the 220 basis point increase in gross operating profit margins across the owned-hotel portfolio.”
          EBITDA from the company’s owned hotels was $6.0 million for the third quarter and $15.6 million for the first nine months as illustrated below (in millions):

Owned Hotels	Third Quarter		Year-to-Date
	2007	2006	2007	2006
Net income	$0.6	$0.3	$1.9	$1.0
Interest expense, net	3.2	1.0	8.2	2.4
Depreciation and amortization	2.2	0.6	5.5	1.5

EBITDA	$6.0	$1.9	$15.6	$4.9

          “EBITDA contribution from the owned hotels grew dramatically from last year largely due to hotel acquisitions,” Hewitt said. “We also were very pleased with the year-over-year
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Interstate Hotels & Resorts

performance of the hotels on a proforma basis, with EBITDA increasing 22 percent for the quarter.”
          “We continue to selectively seek opportunities to expand our ownership portfolio,” he added. “During the quarter we signed an agreement to acquire our seventh wholly-owned property, the 288-room Sheraton Columbia in Maryland for $46.5 million. The transaction is expected to close by the end of the year.” Interstate will invest approximately $12 million in capital improvements at the Sheraton Columbia, which would upgrade all guest rooms and public spaces. “This comprehensive renovation will allow us to take advantage of the hotel’s excellent location in a major office and retail development in the high-density Baltimore/Washington D.C. corridor, featuring more than 2,500 businesses and 21 million square feet of commercial and residential space.
          “Investing capital to upgrade a hotel is an important tactic of our ownership strategy; it allows us to reposition the hotel and create value.” he said. “Including the Sheraton Columbia, we have earmarked approximately $35 million for strategic capital improvements at our wholly-owned properties through 2008. As we will be completing major renovations of the Westin Atlanta Airport Hotel and Sheraton Columbia in 2008, we expect to see significant operating growth in 2009 for these hotels. However, due to the magnitude of the renovations, there will be some renovation displacement in 2008.”
          In discussing the company’s transformation, Hewitt noted, “we have successfully redefined ourselves over the last two years. With the addition of Sheraton Columbia, we estimate that 65 percent of our 2007 annualized Adjusted EBITDA, on a proforma basis, is now
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derived from longer-term real estate ownership, with our management fee stream contributing the balance of our income.”
Joint Venture Investments
          At the end of the third quarter, the company had minority interests in 20 properties through 15 joint venture partnerships. Of the company’s reported Adjusted EBITDA of $6.8 million for the third quarter, joint ventures contributed $1.2 million.
          The company continued to execute on expanding its joint venture portfolio during the quarter. In conjunction with the purchase of the Sheraton Columbia, the company formed a joint venture partnership with affiliates of Investcorp International, Inc. The JV will acquire the Hilton Seelbach in Louisville, Ky., and the Crowne Plaza in Madison, Wis., for $71.5 million. Interstate will invest $4.7 million for a 15 percent minority stake. “The hotels are well established in their markets, have steadily improving RevPAR and income levels, and will be purchased at attractive prices below replacement costs,” Hewitt said.
          Earlier in the quarter, the company formed a joint venture with Premier Properties to build three hotels—a Hyatt Place and two aloft hotels. Interstate will invest a 15 percent equity interest in the joint venture and will manage all three properties.
          “The Premier Properties JV adds significant bulk to our already active development pipeline,” said Leslie Ng, chief investment officer. “With the addition of the Premier hotels, we now have five joint venture properties scheduled to open in 2008 and 2009. Including these hotels under construction and the Investcorp JV, we will have joint venture interests in 27 properties and are aggressively seeking additional opportunities.”
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Interstate Hotels & Resorts

Hotel Management Results
          Same-store6 RevPAR for all managed hotels in the third quarter of 2007 rose 9.1 percent to $102.93. Average daily rate (ADR) improved 7.5 percent to $133.30, and occupancy increased 1.4 percent to 77.2 percent.
          Same-store RevPAR for all full-service managed hotels advanced 9.9 percent to $110.67. ADR increased 7.2 percent to $142.65, while occupancy rose 2.5 percent to 77.6 percent.
          Same-store RevPAR for all select-service managed hotels improved 5.7 percent to $78.48, on a 7.6 percent gain in ADR to $103.18 and a 1.7 percent decline in occupancy to 76.1 percent.
          “Our managed portfolio continued to perform well in excess of industry norms at the top line,” Hewitt said. “In addition, we have been able to closely monitor expenses and drive margin improvement for our owners. This has put us in a position to increase the midpoint of our incentive fee guidance by $1 million for the full year.”
          During the quarter, the company added its third condo-hotel management contract to its managed portfolio. Interstate announced in August that it had been selected to manage the EuroSuites luxury condo-hotel in the Doral area of Miami, Florida. The nearly completed, sold-out, 368-suite property is being developed and asset managed by two groups headed by hotel industry veteran, Adel Wulff.
          Hewitt noted that the number of managed properties has begun to stabilize. “While we lost eight hotels during the quarter, we gained five during that same period. Our pipeline for managed
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[6]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

Interstate Hotels & Resorts

hotels has never been stronger, and we expect to see additions to our portfolio in the coming quarters. Also, the merger of Equity Inns was completed in October and we continue to manage this portfolio of 38 hotels.”

Balance Sheet
          On September 30, 2007, Interstate had:
•	Total unrestricted cash of $21.6 million

•	Total debt of $171.9 million, consisting of $114.4 million of senior debt and $57.5 million of non-recourse mortgage debt
          “At the end of the quarter and through today, our entire $85 million revolving credit facility remains available,” said Bruce Riggins, chief financial officer. “We will use a portion of the revolver and cash on hand to initially fund the Sheraton Columbia acquisition, but expect to mortgage the property in early 2008. This will free up the majority of our revolver and provide sufficient flexibility to fund our strategic growth plans, including the opportunistic acquisition of wholly-owned and joint-venture interests in hotel real estate.”
Full-year Guidance
          The company provides the following guidance for full year 2007:
•	RevPAR, on a same-store basis, is expected to increase 8.0 percent to 9.0 percent;

•	Net income of $28.0 million to $29.3 million;

•	Diluted earnings per share of $0.88 to $0.92;

•	Adjusted net income of $8.7 million to $10.0 million;

•	Adjusted diluted earnings per share of $0.27 to $0.31;
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Interstate Hotels & Resorts

•	Adjusted EBITDA of $42.5 million to $44.5 million, an increase of $1.0 million from our previously issued guidance, which includes the following:
°	Approximately $4.0 million from the company’s share of EBITDA from unconsolidated joint ventures;

°	EBITDA from wholly-owned hotels of $20.5 million to $21.5 million;

°	Termination fees of approximately $6.0 million;

°	Incentive fees of $19.0 million to $20.0 million.
•	Total capex of approximately $13.0 million, including $3.0 million to be funded out of mortgage-related escrows.
          Interstate will hold a conference call to discuss its third-quarter results today, November 7, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Third-Quarter Conference Call. A replay of the conference call will be available until midnight on Wednesday, November 14, 2007, by dialing (800) 405-2236, reference number 11099285, and an archived webcast of the conference call will be posted on the company’s Web site through December 14, 2007.
          As of October 31, 2007, Interstate Hotels & Resorts owned or had a minority ownership interest through separate joint ventures in 26 hotels and resorts. Together with these properties, the company and its affiliates manages a total of 183 hospitality properties with more than 42,000 rooms in 36 states, the District of Columbia, Belgium, Canada, Ireland, Mexico and Russia. Interstate Hotels & Resorts also has contracts to manage 15 hospitality properties with approximately 4,400 rooms currently under construction. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
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Interstate Hotels & Resorts

Non-GAAP Financial Measures
          Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
          A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of
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Interstate Hotels & Resorts

lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.

Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
          We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance. These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
          Similarly, we define Adjusted net income and Adjusted diluted EPS as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net
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Interstate Hotels & Resorts

income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.

Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
          We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
          This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain
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risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2006.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Lodging	$20,628	$7,154	$52,325	$18,609
Management fees	9,634	14,066	32,683	46,416
Termination fees (1)	935	16,995	4,928	24,891
Other	2,506	2,688	7,538	9,117

	33,703	40,903	97,474	99,033
Other revenue from managed properties	147,562	202,780	488,725	645,553

Total revenue	181,265	243,683	586,199	744,586

Expenses:
Lodging	14,675	5,210	36,714	13,670
Administrative and general	13,598	14,199	41,488	43,229
Depreciation and amortization	4,137	1,626	11,114	4,715
Asset impairments and write-offs (2)	6	2,024	1,161	10,666

	32,416	23,059	90,477	72,280
Other expenses from managed properties	147,562	202,780	488,725	645,553

Total operating expenses	179,978	225,839	579,202	717,833

OPERATING INCOME	1,287	17,844	6,997	26,753

Interest income	515	514	1,672	1,445
Interest expense (3)	(3,825)	(2,197)	(9,834)	(6,222)
Equity in earnings of affiliates	563	4,745	1,818	4,311

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	(1,460)	20,906	653	26,287

Income tax benefit (expense)	654	(7,933)	(201)	(10,213)
Minority interest expense	(1)	(122)	(63)	(171)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(807)	12,851	389	15,903
Income from discontinued operations, net of tax (4)	2,836	2,347	20,444	3,050

NET INCOME	$2,029	$15,198	$20,833	$18,953

BASIC EARNINGS PER SHARE:
Continuing operations	$(0.03)	$0.41	$0.01	$0.51
Discontinued operations	0.09	0.07	0.65	0.10

Basic earnings per share	$0.06	$0.48	$0.66	$0.61

DILUTED EARNINGS PER SHARE (5):
Continuing operations	$(0.03)	$0.41	$0.01	$0.50
Discontinued operations	0.09	0.07	0.64	0.10

Diluted earnings per share	$0.06	$0.48	$0.65	$0.60

Weighted average shares outstanding (in thousands):
Basic	31,701	31,368	31,636	30,983
Diluted	31,996	31,753	31,927	31,424

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% change	2007	2006	% change
Managed Hotels — Hotel Level Operating Statistics: (6)

Full-service hotels:
Occupancy	77.6%	75.7%	2.5%	76.2%	74.6%	2.1%
ADR	$142.65	$133.09	7.2%	$142.67	$133.36	7.0%
RevPAR	$110.67	$100.69	9.9%	$108.69	$99.48	9.3%

Select-service hotels:
Occupancy	76.1%	77.4%	-1.7%	73.5%	74.5%	-1.3%
ADR	$103.18	$95.87	7.6%	$102.23	$94.21	8.5%
RevPAR	$78.48	$74.23	5.7%	$75.16	$70.16	7.1%

Total:
Occupancy	77.2%	76.1%	1.4%	75.5%	74.6%	1.2%
ADR	$133.30	$123.97	7.5%	$133.20	$123.95	7.5%
RevPAR	$102.93	$94.32	9.1%	$100.62	$92.42	8.9%

Owned Hotels — Hotel Level Operating Statistics: (7)

Occupancy	72.4%	70.6%	2.5%	72.9%	72.6%	0.4%
ADR	$113.69	$108.59	4.7%	$116.73	$111.73	4.5%
RevPAR	$82.30	$76.64	7.4%	$85.07	$81.12	4.9%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (8)
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$2,029	$15,198	$20,833	$18,953
Adjustments:
Depreciation and amortization	4,137	1,626	11,114	4,715
Interest expense, net	3,310	1,683	8,162	4,777
Depreciation and amortization from unconsolidated joint ventures	355	453	873	1,142
Interest expense, net from unconsolidated joint ventures	428	816	1,197	1,916
Discontinued operations, net (4)	(2,836)	(2,347)	(20,444)	(3,050)
Income tax (benefit) expense	(654)	7,933	201	10,213

EBITDA	6,769	25,362	21,936	38,666
Asset impairments and write-offs (2)	6	2,024	1,161	10,666
Severance (9)	80	138	812	138
Equity interest in the sale of unconsolidated joint ventures (10)	(98)	(4,499)	(784)	(4,323)
Minority interest expense	1	122	63	171

Adjusted EBITDA	$6,758	$23,147	$23,188	$45,318

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$2,029	$15,198	$20,833	$18,953
Adjustments:
Asset impairments and write-offs (2)	6	2,024	1,161	10,666
Severance (9)	80	138	812	138
Discontinued operations, net (4)	(2,836)	(2,347)	(20,444)	(3,050)
Deferred financing costs write-off (3)	—	—	632	—
Equity interest in the sale of unconsolidated joint ventures (10)	(98)	(4,499)	(784)	(4,323)
Minority interest	6	7	56	(58)
Income tax rate adjustment (11)	148	1,239	(638)	(2,510)

Adjusted net income	$(665)	$11,760	$1,628	$19,816

Adjusted diluted earnings per share (5)	$(0.02)	$0.37	$0.05	$0.63

Weighted average number of diluted shares outstanding (in thousands) (5):	31,996	31,753	31,927	31,424

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (8), (12)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2007
Net income	$28,600
Adjustments:
Depreciation and amortization	15,600
Interest expense, net	11,500
Depreciation and amortization from unconsolidated joint ventures	1,200
Interest expense, net from unconsolidated joint ventures	1,500
Discontinued operations, net (4)	(20,400)
Income tax expense	4,200

EBITDA	42,200
Asset impairments and write-offs (2)	1,200
Severance (9)	800
Equity interest in the sale of unconsolidated joint ventures (10)	(800)
Minority interest expense	100

Adjusted EBITDA	$43,500

Forecast
Year Ending
December 31, 2007
Net income	$28,600
Adjustments:
Asset impairments and write-offs (2)	1,200
Severance (9)	800
Discontinued operations, net (4)	(20,400)
Deferred financing costs write-off (3)	600
Equity interest in the sale of unconsolidated joint ventures (10)	(800)
Minority Interest	50
Income tax rate adjustment (11)	(650)

Adjusted net income	$9,400

Adjusted diluted earnings per share (5)	$0.29

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)

(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed. In September 2006, we recognized $15.1 million of one-time termination fees from Blackstone relating to unpaid termination fees for hotels terminated on or before October 1, 2006. In the first quarter of 2006, we recognized $4.1 million of one-time termination fees due to the sale of 10 MeriStar properties.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts.

(3)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance in a new senior secured credit facility and the related pay-off of all balances outstanding under our old senior secured credit facility, as well as the write-off of $0.1 million of deferred financing fees at the time of repayment of the underlying mortgage note for the Hilton Concord.

(4)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. In the third quarter of 2007 we recognized additional gain of $2.8 million with the settlement of working capital for the sale of BridgeStreet Corporate Housing. The calculation of EBITDA reflects the elimination of discontinued operations.

(5)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us and our affiliates for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels for which we no longer managed as of September 30, 2007 are also not included in same-store hotel results for the periods presented herein. Of the 184 properties that we and our affiliates managed as of September 30, 2007, 178 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(7)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Hilton Concord was purchased in February 2005, Hilton Durham was purchased in November 2005, Hilton Garden Inn in Baton Rouge was purchased in June 2006, Hilton Arlington was purchased in October 2006, Houston Westchase was purchased in February 2007, and Westin Atlanta Airport was purchased in May 2007. Statistics for these properties are also included in the Managed Hotels — Hotel Level Operating Statistics.

(8)	See discussion of EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(9)	Severance expense for the nine month periods ended September 30, 2007 and 2006, relates to the separation costs of multiple personnel at our corporate offices associated with the reduction in the number of third party managed properties. These severance costs are recorded as part of administrative and general expenses on our statement of operations.

(10)	For the nine months ended September 30, 2007, the adjustment primarily relates to gains of $0.8 million related to joint ventures sold in prior years. For the nine months ended September 30, 2006, the adjustment is due to the sale of the joint venture which owned the Marriott Sawgrass Resort & Spa, for which we recognized a gain of $4.5 million, offset by the write-off of a $0.2 million contribution to a joint venture.

(11)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 34.0% for the nine month period ended September 30, 2007 and 39.1% for the nine month period ended September 30, 2006.

(12)	Our outlook reconciliation uses the mid-point of our estimates.